Mail Stop 3561					November 07, 2005

Via U.S. Mail and Fax (713-533-9396)

Cheryl L. Dotson
Chief Financial Officer
CALYPSO WIRELESS, INC
5753 N.W. 158 Street
Miami, Florida 33014

Re:	CALYPSO WIRELESS, INC
	Form 10-KSB/A for the year ended December 31, 2004
      	Filed September 30, 2005

	Forms 10-QSB for fiscal quarters ended March 31 and June 30, 2005

	File No. 1-08497

	Dear Ms. Dotson:


	We have completed our review of your Form 10-K and related filings and have no further comments at this time.



     						 	 Sincerely,
						 	/s/ Carlos Pacho
       						 	 for Larry Spirgel
    						 	Assistant Director




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE